Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEITEL HOLDINGS, LLC,

SEITEL ACQUISITION CORP.

AND

SEITEL, INC.

DATED AS OF OCTOBER 31, 2006

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Bylaws of the Surviving Corporation

Exhibit C	Form of Support Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2006, is entered into by and among SEITEL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), SEITEL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SEITEL, INC., a Delaware corporation (the “Company” and, collectively with Merger Sub and Parent, the “Parties”). Terms used herein and not defined have the meanings ascribed to them in Section 8.12.

RECITALS

WHEREAS, the Board of Directors of the Company, based on the recommendation of the Strategic Financial Alternatives Committee of the Board of Directors of the Company (the “Special Committee”), has (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the DGCL, with the Company remaining as the surviving corporation, whereby shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) (other than Excluded Shares) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $3.70 per share (the “Merger Consideration”), is fair to, and in the best interests of, holders of the shares of the Common Stock not owned by ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) and its Affiliates, (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby, and declared their advisability, and (iii) recommended the adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement; and

WHEREAS, the Board of Directors of each of Parent and Merger Sub has (i) deemed it advisable and in the best interests of their respective companies and stockholders to agree to the Merger, upon the terms and subject to the conditions set forth herein and (ii) adopted a resolution approving this Agreement and the transactions contemplated hereby, and declared their advisability;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, conditions, and agreements set forth in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall continue to exist as the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) all of the rights, properties, privileges, immunities, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. When being referred to with respect to post-Merger periods, the Company is sometimes referred to herein as the “Surviving Corporation”.

Section 1.2. Effective Time; Closing. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, and in any event no later than the fifth Business Day, after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (subject to applicable Law), unless this Agreement has been theretofore terminated and the Merger has been abandoned pursuant to Section 7.1 or unless another date is agreed to in writing by the Parties (such date, the “Closing Date”). The Closing shall be held at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112, or at such other place as the Parties shall agree in writing. On the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Parties and is specified in the Certificate of Merger (the “Effective Time”).

Section 1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

Section 1.4. Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and the DGCL, and (ii) the bylaws of the Company shall be amended in their entirety as set forth in Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with their terms and the DGCL.

Section 1.5. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law. The Company shall obtain and deliver to Merger Sub the valid resignations, effective as of the Effective Time, of each director of the Company and each Company Subsidiary (except those directors as may be designated by Merger Sub to the Company in writing prior to Closing).

Section 1.6. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by applicable Law.

Section 1.7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Common Stock:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration. At the Effective Time, all shares of Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Common Stock (a “Certificate”) shall cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.1(b), without interest.

(b) Each share of Common Stock that is owned by the Company or by any Company Subsidiary (the “Treasury Shares”), and each share of Common Stock that is owned by ValueAct Capital, Parent or any of their Subsidiaries or Affiliates immediately prior to the Effective Time (the “ValueAct Held Shares”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration or other payment shall be paid or delivered in respect therefor.

(c) Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation at the Effective Time.

Section 1.8. Treatment of Company Restricted Shares, Options, and Company Warrant.

(a) Restricted Shares. Pursuant to the Company’s 2004 Stock Option Plan (the “Incentive Plan”) or the Directors’ Inducement Awards, as the case may be, and the applicable agreement evidencing the grant of any Company Restricted Shares, at the Effective Time (i) the Company shall, to the extent necessary, waive any vesting conditions applicable to any outstanding Company Restricted Shares and (ii) each Company Restricted Share that vests at the Effective Time pursuant to clause (i) of this Section 1.8(a) or pursuant to an applicable agreement evidencing the grant of any such Company Restricted Shares shall (A) automatically be converted into the right to receive the Merger Consideration at or after the Effective Time as provided in Section 1.7(a) hereof and (B) shall be treated the same as other shares of Common Stock for purposes of this Agreement. Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(a).

(b) Options. At the Effective Time, the Company shall cause the Nonstatutory Stock Option Agreement, to the extent unexercised at the Effective Time, to be cancelled and to cease to exist solely in exchange for the right to receive a cash payment (less applicable withholding taxes) equal to the product of (i) the excess of (A) the Merger Consideration, over (B) $1.30, multiplied by (ii) 100,000. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay any such cash payment as soon as practicable following, but in no event later than five Business Days after, the Effective Time. As of the Effective Time, the holder of the Nonstatutory Stock Option Agreement shall cease to have any rights in respect thereof except as described in this Section 1.8(b). Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(b).

(c) Company Warrant. The warrant to purchase 15,037,568 shares of Common Stock pursuant to the Reorganization Plan and the Funding Agreement that is owned by ValueAct Capital (the “Company Warrant”), as of the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration or other payment shall be paid or delivered in respect therefor. As of the Effective Time, the holder of the Company Warrant shall cease to have any rights in respect thereof, or under the Reorganization Plan and the Funding Agreement evidencing the grant of such Company Warrant. Prior to the Effective Time, the Company shall take any and all actions necessary, if any, to effectuate this Section 1.8(c).

ARTICLE II

PAYMENT FOR SHARES

Section 2.1. Exchange of Certificates and Cash.

(a) Paying Agent. As soon as practicable after the execution of this Agreement, Merger Sub, Parent and the Company shall enter into an agreement providing for the matters set forth in this Section 2.1 (the “Paying Agent Agreement”) with the transfer agent and registrar of the Common Stock or such other Person as the Parties may determine (the “Paying Agent”), authorizing such Paying Agent to act as paying agent in connection with the Merger. Prior to or concurrent with the Effective Time, Merger Sub shall, and Parent shall cause Merger Sub to, deposit with or for the account of the Paying Agent, for the benefit of the holders of shares of Common Stock, funds in an amount necessary for payment of the aggregate Merger Consideration upon surrender of the Certificates, pursuant to Section 1.7 and Section 1.8(a). Cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund”. The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the per share Merger Consideration out of the Merger Fund.

(b) Exchange Procedures. As soon as reasonably practicable, and in any event within five Business Days after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares (other than Excluded Shares) of Common Stock (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions, return envelopes and other customary documents for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 1.7 hereof. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the “Transmittal Documents”) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock (other than Excluded Shares) formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay to the Paying Agent any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents to the Paying Agent and the acceptance thereof by the Paying Agent. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on, or will accrue on any cash payable as, Merger Consideration. Until surrendered in accordance with this Section 2.1(b), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock (other than Excluded Shares) formerly represented by such Certificate. The Merger Fund is for the benefit of the holders of Certificates and shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Merger Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any permitted investments thereof) which remains undistributed to the holders of Common Stock after the expiration of one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws. No Party shall be liable to any Person for any portion of cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other applicable Law.

(d) No Liability. None of the Surviving Corporation, Merger Sub, Parent, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any such amounts remaining unclaimed by any stockholder of the Company immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Investment of the Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund in an interest bearing money market account as directed by the Surviving Corporation on a daily basis; provided, however, that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, to the extent permitted under the Indenture, the Surviving Corporation shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(f) Withholding Rights. Each of the Surviving Corporation, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) has been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. If required by the Surviving Corporation, the holder of any such lost, stolen or destroyed Certificate(s) shall also execute and deliver an indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation or post a bond in such reasonable amount as the Surviving Corporation may require against any claim that may be made against Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

Section 2.2. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Common Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be cancelled and exchanged for the Merger Consideration pursuant to the terms in this Article II.

Section 2.3. Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by stockholders of the Company (i) who have neither voted for approval and adoption of this Agreement or the Merger nor consented thereto in writing and (ii) who are entitled to and have properly demanded appraisal for such shares of Common Stock pursuant to, and in compliance with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time as provided in Section 1.7(a) hereof unless and until the holder of such shares of Common Stock fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, but, instead, the holder of such shares of Common Stock shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the Merger Consideration, without interest thereon in the manner provided in Section 1.7(a) hereof. The Company shall give Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company prior to the Effective Time. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed to Merger Sub in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this Article III to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, the Company’s Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders of the Company and the quarterly reports on Form 10-Q of the Company for the periods ended March 31, 2006 and June 30, 2006 and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occuring since December 31, 2005 (collectively, the “Current SEC Reports”) (it being understood that (i) nothing disclosed in the Current SEC Reports shall be deemed disclosed for purposes of any subsection of this Article III unless it is reasonably apparent that the matters so disclosed in such Current SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Current SEC Report shall be ignored for purposes of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. The Company and each Company Subsidiary is a corporation, partnership, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate, partnership, limited liability company or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority do not constitute a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed does not constitute a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), the state or other jurisdiction of its organization, the respective form of organization and the record owner(s) of its outstanding capital stock. The Company has heretofore made available to Parent and Merger Sub complete and correct copies of the Constituent Documents of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in violation of, or default under, the provisions of any such Constituent Documents, except for any violations or defaults that do not constitute a Company Material Adverse Effect. All outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance.

Section 3.2. Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than the Company Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Board of Directors of the Company, based on the recommendation of the Special Committee, has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Common Stock, (ii) approved this Agreement and the transactions contemplated hereby, and declared its and their advisability, and (iii) recommended the adoption of this Agreement by the stockholders of the Company, subject to the terms and conditions set forth herein.

(c) Under applicable Law and this Agreement, (i) the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon outstanding on the record date established by the Board of Directors of the Company in accordance with the bylaws of the Company and applicable Law, at the Company Stockholders Meeting and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock voted thereon (either for or against) at the Company Stockholders Meeting, excluding shares held by ValueAct Capital or any Affiliates thereof, (collectively, the “Company Stockholder Approval”) shall be required to adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and is the only remaining action required under the DGCL to authorize the Merger and the transactions contemplated by this Agreement.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of the close of business on October 31, 2006 (the “Capitalization Date”), (i) 155,272,250 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were issued and held in treasury by the Company, (iii) 100,000 shares of Common Stock were reserved for issuance upon the exercise of options pursuant to the Nonstatutory Stock Option Agreement, (iv) 7,500,000 shares of Common Stock were reserved for award under the Incentive Plan, of which

4,025,518 shares were outstanding Company Restricted Shares and 2,641,893 shares were available for award, (v) 38,460 shares of Common Stock were reserved for award under the Directors’ Inducement Awards, of which 38,460 shares were outstanding Company Restricted Shares and no shares were available for award, (vi) 15,037,568 shares of Common Stock were reserved for issuance under the Company Warrant, and (vii) no shares of preferred stock, $.01 par value per share, were issued and outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.

(b) Section 3.3(b) of the Company Disclosure Letter contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Company Restricted Share, Company Warrant and option or award under the Nonstatutory Stock Option Agreement, Directors’ Inducement Awards or Incentive Plan, which includes all options issued or outstanding with respect to any Common Stock or other equity of the Company or any Company Subsidiary, including but not limited to pursuant to the Incentive Plan.

(c) There are no preemptive rights provided by statute or any contract to which the Company is a party in favor of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or other equity holders of the Company or any Company Subsidiary on any matter submitted to their respective stockholders or other equity holders. Other than shares of Common Stock issuable upon the exercise of Company stock options pursuant to the Nonstatutory Stock Option Agreement outstanding on the Capitalization Date, as of the Capitalization Date, there are no (1) outstanding shares of capital stock of the Company or other securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, or (2) “phantom” stock rights, stock appreciation rights, restricted stock awards (other than pursuant to the Incentive Plan and Directors’ Inducement Awards), dividend equivalent awards or other stock-based awards or rights, stock-based performance units, commitments, contracts, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is or may be bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such agreement or arrangement as described in subsection (i) above or (iii) giving any Person the right to receive any payment, economic benefit or other consideration derived from, based upon, relating to or valued by reference to, the capital stock of the Company, the dividends paid on the capital stock of the Company, or the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary other than pursuant to the Incentive Plan.

(d) Except for this Agreement and the Support Agreement, there are not now, and at the Effective Time there will not be, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of capital stock of the Company. All registration rights agreements, stockholders’ agreements and voting agreements to which the Company or any Company Subsidiary is a party are identified on Section 3.3(d) of the Company Disclosure Letter.

(e) Except for the capital stock or other equity interests of the Company Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of the Company Subsidiaries is subject to any obligation to acquire any such interest.

Section 3.4. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not:

(a) (i) conflict with or violate the Company’s Constituent Documents, or the Constituent Documents of any of the Company Subsidiaries, (ii) provided that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations described under Section 3.4(b) have been made or fulfilled, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a Lien on any property or assets or under any contract, agreement, note, bond, mortgage, deed of trust, indenture, Company Benefit Plan, Company Permit, lease, license, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound or affected; or

(b) require any material consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification, application or declaration to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a

“Governmental Entity”) with respect to the Company or any Company Subsidiary, except for (i) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Company Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”), (2) the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) and (3) such other reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of appropriate documents as required by the DGCL in connection with the Merger and the transactions contemplated hereby, (iii) the approvals from other regulatory agencies set forth in Section 3.4(b) of the Company Disclosure Letter (collectively, the “Governmental Approvals”), and (iv) such other items as may be required solely by reason of the business, ownership or identity of Merger Sub or Parent;

except, in the case of Section 3.4(a)(ii) and (iii) and Section 3.4(b), for any of the foregoing that do not constitute a Company Material Adverse Effect.

Section 3.5. SEC Filings and Financial Statements. The Company has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since July 2, 2004 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities laws as of the date thereof and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act. The financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the related notes thereto (the “2005 Annual Financial Statements”), and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, including the related notes thereto (the “2006 Interim Financial Statements” and, together with the 2005 Annual Financial Statements, the “Company Financial Statements”), when filed (i) were prepared from, and in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered thereby

(except as may be indicated in the notes thereto and subject, in the case of the 2006 Interim Financial Statements, to normal year-end adjustments as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and (iv) fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the dates thereof or for the periods presented therein. The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are, to the knowledge of the Company, complete and correct; and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the OTC Bulletin Board or NASDAQ, as applicable. The composition of all committees of the Company’s Board of Directors is, and has at all times been, in compliance with such committees’ respective charters, and all proceedings and actions of such committees have been conducted in compliance with such charters in all material respects.

Section 3.6. Ordinary Course. Since December 31, 2005, each of the Company and the Company Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with activities of the Special Committee and the negotiation and execution and delivery of this Agreement).

Section 3.7. Company Material Adverse Effect. Since December 31, 2005, there has not been a Company Material Adverse Effect.

Section 3.8. Litigation. There is no suit, action, audit, arbitration, proceeding, claim or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, or any Person that the Company or any such Company Subsidiary has agreed to indemnify in respect thereof (“Company Litigation”), which has had or, if determined adversely to the Company and/or any Company Subsidiary or any Person that the Company or any Company Subsidiary has agreed to indemnify, would constitute a Company Material Adverse Effect. There is (x) no Order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary which is material to the Company and the Company Subsidiaries, taken as a whole and (y) to the knowledge of the Company, no Order outstanding affecting the properties, assets or business operations of the Company and the Company Subsidiaries, the operation or effect of which constitutes a Company Material Adverse Effect.

Section 3.9. Compliance with Laws.

(a) Each of the Company and the Company Subsidiaries has been in compliance with all applicable Laws (including, to the extent applicable and effective, the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)), except where such failures of compliance do not constitute a Company Material Adverse Effect. Since July 21, 2003, to the knowledge of the Company, neither the

Company nor any Company Subsidiary has been under investigation with respect to, and has not been threatened to be charged with or given written notice of, any material violation of any Law. The Company has made available to Parent all correspondence since July 21, 2003 with Governmental Entities relating to material compliance issues.

(b) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, none of the Company, any Company Subsidiary or any of their respective Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of a personal loan to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

(c) The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the management of the Company by others within those entities, (ii) has evaluated the effectiveness of its disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act, and to the extent required by applicable law, presented in any applicable report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of its disclosure controls and procedures as of the end of the period covered by such report or amendment on such evaluation and (iii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that have materially adversely affected or are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2005, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2005. There are no “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) effected by any of the Company and the Company Subsidiaries since January 1, 2005, which “off-balance sheet arrangements” would reasonably be expected to have a current or future material effect on the Company’s financial condition, changes in financial condition, revenue or expense, results of operation, liquidity, capital expenditures or capital resources.

(d) Since December 31, 2005, the Company has not received any written notification of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standards No. 60, as in effect on the date hereof.

(e) The Company and the Company Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the Business (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof does not constitute a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received written notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or could reasonably be expected to result in a violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such events that do not constitute a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement does not require any consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action of any Governmental Entity relating to any Company Permit other than such consent, approval, license, certificate of need, authorization, registration, certification, permit or any other action that if not received would not constitute a Company Material Adverse Effect.

Section 3.10. Taxes.

(a) The Company and each Company Subsidiary has (i) duly and timely filed, or had filed on its behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown due on such Tax Returns, and all other material Taxes due and payable by it, (iii) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all laws applicable to the payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or asserted in writing against or with respect to the Company or any Company Subsidiary by any Taxing Authority in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Taxing Authority. No claim has been made in writing by a Taxing Authority in a jurisdiction in which the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation in that jurisdiction. There are no Liens for Taxes (other than for real and personal property Taxes not yet due and payable) upon any of the material assets of the Company or any Company Subsidiary.

(c) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes have expired) for all periods through and including December 31, 1999, and no material deficiencies were asserted as a result of such examinations that have not been resolved and, to the extent that such resolution resulted in a deficiency, fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary (i) is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the Company Financial Statements or (ii) has any material liability for the Taxes of any other Person other than the Company and the Company Subsidiaries (x) under Treasury Regulation § 1.1502-6 (or similar provision of state, local or foreign Law), (y) as transferee or successor or (z) by contract.

(e) Within the past two years, neither the Company nor any Company Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Company or any Company Subsidiary been distributed in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any Company Subsidiary (i) has since July 2, 2004 elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing.

(g) Neither the Company nor any Company Subsidiary will be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or any similar transaction that has occurred prior to the Closing Date.

(h) The Company has delivered or made available to Parent true, correct and complete copies of all federal income Tax Returns filed with respect to the Company and each Company Subsidiary since January 1, 2004 and all examination reports and statements of deficiencies asserted against the Company or any Company Subsidiary and received since January 1, 2004.

(i) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of June 30, 2006, exceed the reserve for Taxes (determined without regard to any reserve for any deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s interim balance sheet as of June 30, 2006, and do not exceed that reserve as adjusted for the passage of time through the date of this Agreement in accordance with the past practice of the Company and the Company Subsidiaries in filing their Tax Returns.

Section 3.11. Title to Assets.

(a) The Company or one of the Company Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any Company Subsidiary (the “Company Leased Real Property”), which leasehold interest is free and clear of all Liens (other than Permitted Liens) and except for any failures or adverse interests which do not constitute a Company Material Adverse Effect. Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all leases which the Company or a Company Subsidiary is a party relating to the Company Leased Real Property and all amendments thereto. Except as does not constitute a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries has the right to use and occupancy of the Company Leased Real Property for the full term of the lease or sublease relating thereto, subject to the terms of the applicable lease or sublease, (ii) all leases for the Company Leased Real Property are in good standing, binding, valid, effective and enforceable agreements of the Company or a Company Subsidiary and, to the knowledge of the Company, of the other parties thereto in accordance with their respective terms, and neither the Company nor any Company Subsidiary has received written notice of any material default (or any condition or event, which, after notice or a lapse of time or both, would constitute a material default thereunder) and (ii) neither the Company nor any of the Company Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby. To the knowledge of the Company, there are no pending or threatened condemnation proceedings with respect to the Company Leased Real Property.

(b) The Company or one of the Company Subsidiaries has good and valid title to all material tangible personal property used in the Business and reflected in the Company’s consolidated balance sheet included in the 2006 Interim Financial Statements, free and clear of all Liens (other than Permitted Liens), other than (i) such assets as have been sold in the ordinary course of business since the date of such balance sheet or (ii) such assets which the Company or a Company Subsidiary holds under lease, contract or similar arrangement.

(c) Neither the Company nor any Company Subsidiary owns any real property (nor do any of them utilize, have legal or equitable title in, or have a leasehold interest in, any real property, other than the Company Leased Real Property) and have not owned any real property since January 1, 2005.

Section 3.12. Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, incentive, pension, profit sharing, deferred compensation, stock compensation, stock option, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates (collectively referred to as the “Company Benefit Plans”).

(b) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Company Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws. There are no material actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, audits, investigations, arbitrations or other proceedings which are pending or, to the Company’s knowledge, threatened in respect of any of the Company Benefit Plans or their assets. No Company Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

(c) The Company has made available to Merger Sub true, correct and complete copies of all of the Company Benefit Plans, as amended, (or, in the case of any unwritten Company Benefit Plan, a description thereof) together with all related actuarial reports, and the Company has made available to Merger Sub all other related documentation including, without limitation, funding agreements, trust agreements, funding and financial information returns and statements with respect to each Company Benefit Plan, and current plan summaries, booklets and personnel manuals. The Company has made available to Merger Sub a true and complete copy of (i) the most recent annual report on Form 5500 filed with the United States Internal Revenue Service or Department of Labor with respect to each Company Benefit Plan in respect of which such a report was required, and (ii) the most recent annual information return filed with the Canada Revenue Agency with respect to each Company Benefit Plan in respect of which such a return was required.

(d) All of the Company Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms (except that in any case in which any Company Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and the terms of agreements between the Company or a Company Subsidiary, as the case may be, and their respective employees.

(e) All obligations of the Company or a Company Subsidiary regarding the Company Benefit Plans have been satisfied in all material respects. All contributions or premiums required to be made by the Company or an ERISA Affiliate, as the case may be, under the terms of each Company Benefit Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Benefit Plans.

(f) Each Company Benefit Plan that is subject to insurance or funding requirements is fully insured or fully funded in accordance with the assumptions disclosed in the most recent applicable actuarial report and in good standing with such regulatory authorities as may be applicable and, as of the date of this Agreement, no notice of underfunding, noncompliance, failure to be in good standing or otherwise has been received by the Company or the Company Subsidiaries from any such regulatory authority.

(g) No commitments by the Company, any Company Subsidiary or ERISA Affiliate to improve or otherwise amend any Company Benefit Plan have been made except as required by applicable Laws.

(h) No insurance policy or any other contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(i) All Company Benefit Plans intended to be tax-qualified in the United States have been the subject of determination letters from the IRS to the effect that such Company Benefit Plans and their related trusts are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and nothing has occurred in operation of the Company Benefit Plan that could adversely affect the qualified status of such plan. As to any such Company Benefit Plan, there has been no termination or partial termination of such Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(j) Neither the Company Benefit Plans, any trusts created thereunder, the Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to the Company’s knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) or any other activity that could subject any thereof to any tax or penalty (including without limitation, the taxes or penalties on prohibited transactions imposed by Code section 4975) or any sanctions imposed under Title I of ERISA.

(k) No amount or benefit that could be received (whether in cash or property, the vesting of property or the acceleration of the exerciseability of stock options) as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code; and no employee remuneration payable to a covered employee shall fail to be allowed as a deduction under Section 162(m) of the Code.

(l) None of the Company Benefit Plans is now or ever has been a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other applicable Law, nor has the Company or any ERISA Affiliate been obligated to contribute to any such multiemployer plan at any time within the past six years, or incurred any withdrawal liability.

(m) No employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan provides for payment of a benefit, the increase of a benefit amount, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

(n) To the extent that any Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan has been operated in good faith compliance with Section 409A of the Code and the official guidance thereunder.

(o) No awards (and no agreement or promise by the Company to make awards) under any Company Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity (“Equity Plans”) have been backdated awards or awards granted with an effective grant date that is other than the date on which the committee or other administrator of such Equity Plans having authority thereunder to make such awards, (i) has taken all necessary corporate action to complete such awards (unless such committee or other administrator has specified a future grant date on the date it so acts and such action has been (or will be) completed prior to such future grant date) and (ii) has timely communicated all of the terms of the awards to the recipients in accordance with the Company’s customary human resource practices and applicable accounting standards. In addition, no awards made under the Equity Plans have been (or will be) altered in a manner that would result in or have the effect of failing to comply with the foregoing sentence.

(p) No Company Benefit Plan other than the Company 401(k) Plan or the Canadian Group Plan invests in or is funded with Common Stock.

(q) In all material respects, the Company and all Company Subsidiaries have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company and each Company Subsidiary.

Section 3.13. Employees; Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to, or is, as of the date hereof, in negotiation to become party to, any collective bargaining agreement. As of the Closing Date, any and all notices to, or filings or registrations with, any labor organizations, works council or any similar entity, council or organization, required to be made prior to the Effective Time by the Company Subsidiaries in connection with the execution of this Agreement will have been timely given or made. Since January 1, 2005 there has not occurred nor, to the knowledge of the Company, has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any current or former employee, officer, director or contract worker of the Company or any of the Company Subsidiaries, except for such disputes or petitions which do not constitute a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failures so to comply which do not constitute a Company Material Adverse Effect.

Section 3.14. Intellectual Property Rights.

(a) Each of the Company and each Company Subsidiary owns, or is validly licensed or otherwise has the right to use, all Intellectual Property the use of which is material to the operation of the Business.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a complete list of all current subsisting patents, registered trademarks, registered copyrights, domain name registrations, and all applications for issuance or registration of any of the foregoing anywhere in the world used in the conduct of the Business or filed on behalf of the Company or a Company Subsidiary for use in the conduct of the Business, setting forth as to each such item: (i) the item or title, (ii) the jurisdiction in which the item/title is registered, issued or pending, (iii) the registration, issuance or application number and (iv) the date of issuance, registration or application, as applicable. To the knowledge of the Company, all of the registered or issued items set forth in Section 3.14(b) of the Company Disclosure Letter are valid and subsisting, and there is no opposition, cancellation, interference, reexamination or other proceeding challenging the extent or validity of any such items, or the Company’s or any Company Subsidiary’s ownership thereof.

(c) To the knowledge of the Company, the conduct of the Business does not infringe, misappropriate or otherwise conflict with the rights of any Intellectual Property of any third Person. To the knowledge of the Company, none of the Company Intellectual Property is being infringed, misappropriated or otherwise used or being made available for use by any Person without a license or permission from the Company to the extent of an occurrence of a Company Material Adverse Effect.

(d) No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or misappropriating, or has infringed or misappropriated, the Intellectual Property of any third Person.

(e) Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Company Intellectual Property, including Trade Secrets, used in the Business so that no Company Material Adverse Effect has occurred, and to the knowledge of the Company, there has been no unauthorized release, disclosure, or dedication to the public of any such non-public Company Intellectual Property.

(f) The Company owns rights in and to the seismic data contained within seismic databases of the Company (“Company Databases”), free and clear of all Liens (other than Permitted Liens), and subject to nonexclusive licenses granted to customers. To the knowledge of the Company, none of the Company Databases has been misappropriated by any Person.

(g) No Intellectual Property owned by the Company or any Company Subsidiary was developed, in whole or in part (i) pursuant to or in connection with the participation by the Company or any Company Subsidiary, or any officer, director, employee, agent, consultant or contractor of the Company or any Company Subsidiary, in the development of any professional, technical or industry standard, (ii) under contract with or to any Governmental Entity, or (iii) using any software, software development toolkits, databases, libraries, scripts, or other similar modules or components of software that are subject to “open source” or similar license terms, including by way of example and not limitation, the GNU General Public License or GNU Limited General Public License such that a Company Material Adverse Effect could reasonably be expected to occur.

(h) The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business by the Company, including all computer hardware, software, firmware, process automation and telecommunications systems used in the Business of the Company, perform reliably and in material conformance with the appropriate specifications or documentation for such systems. The Company has taken commercially appropriate steps, in accordance with industry practice, (i) to mitigate the risk that the computer software and software systems used in the Business do not contain any viruses, “worms”, trapdoors, or other disabling or malicious code and (ii) to provide reasonable means for the back up, archival and recovery of the critical Business data (including but not limited to the Company Databases) of the Business in the event of a disaster.

Section 3.15. Company Contracts.

(a) Subsections (1) through (11) of Section 3.15(a) of the Company Disclosure Letter each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Company Subsidiary is a party and which are effective as of the date of this Agreement, together with all amendments, waivers or other changes thereto:

(1) (A) all seismic data licensing contracts (excluding any contract providing for (x) seismic data to be acquired, in whole or in part, at the ultimate expense of the customer and (y) an exclusive license of any or all of such newly acquired data to a customer for any period of time) entered into on or after January 1, 2006 in the ordinary course of business pursuant to which the non-cancelable, non-refundable value of the contract to the Company and/or any Company Subsidiary is more than $2,000,000, (B) all seismic data licensing contracts which, among other things, provide for the acquisition of seismic data and an exclusive license thereof to a customer for any period of time entered into on or after January 1, 2006 in the ordinary course of business pursuant to which the non-cancelable, non-refundable value of the contract to the Company and/or any Company Subsidiary (net of any seismic data acquisition costs underwritten by a customer that is party to such agreement) is more than $2,000,000 and (C) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation to which the Company and/or any Company Subsidiary is currently a party which is reasonably likely to involve aggregate annual payments by the Company or any Company Subsidiary of more than $1,000,000;

(2) all employment, independent contractor, consulting, director or officer indemnification, executive compensation plans, bonus plans, deferred compensation, severance or similar agreements under which the Company or any of the Company Subsidiaries is or could become obligated to provide annual compensation or benefits in excess of $250,000 or that have rights triggered as a result of or in connection with this Agreement or the transactions contemplated hereby;

(3) all collective bargaining agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and similar plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, the Company or any Subsidiary of the Company;

(4) all contracts and agreements relating to Indebtedness and any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness;

(5) all contracts and agreements with any Governmental Entity (not including any Company Permits);

(6) all contracts and agreements that (A) limit the ability of the Company and/or any Company Subsidiary or Affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company, to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company and/or any Company Subsidiary or Affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of its material requirements or needs, (C) limit or purport to limit in any material respect the ability of the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, (D) require the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to provide to the other parties thereto “most favored nations” pricing or (E) require the Company and/or any Subsidiary or Affiliate of, or successor to, the Company to market or co-market any products or services of a third party;

(7) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any Person by the Company or any Subsidiary of the Company with any third Person;

(8) all contracts, agreements and arrangements entered into since July 2, 2004 by the Company or any of the Company Subsidiaries and any other Person providing for the acquisition by the Company or such Company Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person in an amount in excess of $5,000,000, in the aggregate;

(9) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company or any of the Company Subsidiaries (other than in the ordinary course of business) except those which have expired by their terms;

(10) all contracts, agreements and arrangements providing for the Company or any of the Company Subsidiaries to indemnify any other Person (other than in the ordinary course of business); and

(11) all other contracts, agreements, commitments, leases, licenses, arrangements, instruments and/or obligations entered into by the Company or any Subsidiary of the Company other than in the ordinary course of business a breach of or defalt under which by the Company or any other party thereto would constitute a Company Material Adverse Effect.

(b) True, correct and complete copies of each written contract and agreement required to be listed on Section 3.15(a) of the Company Disclosure Letter (including all modifications and amendments thereto and waivers thereunder, the “Company Contracts”) have been made available to Merger Sub, and there are no oral contracts entered into by the Company or any Company Subsidiary required to be listed on Section 3.15(a) of the Company Disclosure Letter.

(c) All contracts, leases, licenses or other agreements or instruments to which the Company or any Company Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any SEC Reports or described therein have been filed as an exhibit to such SEC Reports and/or described therein. All the Company Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that does not constitute a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in material violation of or in material breach or in default under (with or without the lapse of time or the giving of notice or both), and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material default or material breach under (with or without the lapse of time or the giving of notice or both) the terms of, or has provided any notice of intention to terminate, any of the Company Contracts, and, to the knowledge of the Company, no event or circumstance has occurred or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that with notice or lapse of time or both, would constitute an event of default thereunder or would result in a termination thereof, and except for such violations, defaults, notices or terminations that do not constitute a Company Material Adverse Effect.

Section 3.16. Environmental Matters.

(a) The Company and each Company Subsidiary have complied and are in compliance with all applicable Environmental Laws and have obtained and complied and are in compliance with all Environmental Permits, except where a failure to do so does not constitute a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary has received in writing any notice of violation, notice of liability, demand, request for information, citation, summons or order, arising out of any Environmental Law, that could reasonably be expected to result in a Company Material Adverse Effect. No complaint has been filed, no penalty or fine has been assessed, and no investigation, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person under any Environmental Law against the Company or any Company Subsidiary that could reasonably be expected to result in a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) no Release of Hazardous Substances has occurred at any properties currently owned, leased, operated or used by the Company or any Company Subsidiary, (ii) no Release of Hazardous Substances occurred at or from any properties while formerly owned, leased, operated or used by the Company or any Company Subsidiary that requires notice, further investigation or response action under applicable Environmental Law, and (iii) no Release of Hazardous Substances occurred at or from any property at which the Company or any Company Subsidiary has performed services that is caused by the acts or omissions of the Company or any Company Subsidiary and that could reasonably be expected to result in any notice, investigation or remediation obligation of the Company or any Company Subsidiary under applicable Environmental Law.

(d) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person (including any predecessor in interest to the Company or any Company Subsidiary), has caused or taken any action that could reasonably be expected to result in any liability, investigation or remediation obligation of the Company or any Company Subsidiary that could reasonably be expected to result in a Company Material Adverse Effect, with regard to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(e) The Company has made available to Merger Sub copies of all environmental site assessments, audits, investigations and reports in the possession, custody or control of the Company or any of the Company’s Subsidiaries that (i) concern any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary, and (ii) that discuss environmental matters that could reasonably be expected to result in material liability under Environmental Law.

(f) Except for the representations and warranties in Sections 3.4(b), 3.5, 3.7 and 3.9(a) (to the extent related to matters relating to Hazardous Substances or Environmental Laws), the representations and warranties given by the Company under this Section 3.16 shall be the sole representations given by the Company with regard to Environmental Law, Hazardous Substances, Releases of Hazardous Substances, and Environmental Permits.

Section 3.17. Insurance Coverage. The Company and the Company Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and the Company Subsidiaries that are customary in all material respects for companies of similar size and financial condition in the Company’s Business. All insurance policies carried by or covering the Company and the Company Subsidiaries (the “Insurance Policies”) are in full force and effect, and, as of the date of this Agreement, no notice of cancellation or non-renewal or a material decrease in coverage or a material increase in deductible or self-insurance retention has been received by the Company or any of the Company Subsidiaries with respect to or in connection with any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. None of the Company or any of the Company Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by the Company or any of the Company Subsidiaries under or in connection with any of their existing Insurance Policies.

Section 3.18. Related Party Transactions. Except for the Confidentiality Agreement, any other agreement to which ValueAct Capital is a party, this Agreement and the transactions as contemplated by this Agreement, as of the date of this Agreement, there are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements, leases, licenses, instruments, obligations, understandings or other transactions entered into other than in the ordinary course of business between the Company or any Company Subsidiary (or, whether or not the Company or a Company Subsidiary is a party, which are binding on any of the Company’s or any Company Subsidiary’s properties or assets), on the one hand, and any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) Person which has record and beneficial ownership of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner, on the other hand.

Section 3.19. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are required to be reflected on the consolidated balance sheets of the Company and the Company Subsidiaries in accordance with GAAP, except liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 that, in the aggregate, do not constitute a Company Material Adverse Effect and liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, and liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 3.20. Opinion of Independent Financial Advisor. The Special Committee and the Board of Directors have received the written opinion of William Blair & Company, dated the date hereof (a copy of which the Company has delivered to Parent), to the effect that, as of the date hereof and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than ValueAct Capital and its Affiliates).

Section 3.21. Brokers. No broker, finder or investment banker (other than William Blair & Company) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofor furnished to Merger Sub a complete and correct copy of all agreements between the Company and William Blair & Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.22. State Takeover Statutes. The Company has taken all action necessary to render the provisions of any anti-takeover statute, rule or regulation that to the Company’s knowledge may be applicable to the Merger and the other transactions contemplated by this Agreement (including Section 203 of the DGCL) inapplicable to Parent, Merger Sub and their respective Affiliates, and to the Merger, this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

Section 3.23. Parent and Merger Sub Representations and Warranties. The Company agrees that except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other information provided to the Company by or on behalf of Parent or Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization.

(a) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c) Parent beneficially owns and owns of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any Liens created pursuant to the Financing). Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the Governmental Approvals.

Section 4.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the sole Manager of Parent or the Board of Directors of Merger Sub, as applicable, and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other limited liability company or corporate proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, including the Merger.

(b) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Merger Sub of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, including the Merger.

(c) Assuming that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations required under Section 3.4(b) have been made or fulfilled, the execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the other transactions contemplated hereby by Parent will not, require any consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Merger Sub Material Adverse Effect.

(d) Assuming that all consents, approvals, authorizations and other actions required under Section 3.4(b) have been obtained and all filings and obligations required under Section 3.4(b) have been made or fulfilled, the execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Merger Sub will not, require any consent, approval, franchise, license, certificate of need, Order, registration or authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Merger Sub Material Adverse Effect.

(e) As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that does not constitute a Buyer Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby, including the Merger.

Section 4.4. Vote/Approval Required. No vote or consent of the holders of any class or series of limited liability company interests of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.

Section 4.5. Broker. No broker, finder or investment banker (other than UBS Loan Finance LLC and UBS Securities LLC and/or Morgan Stanley Senior Funding, Inc. and/or such other financial institutions as might become entitled to fees pursuant to the application of Section 5.6(c) and/or Section 5.10) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6. Financing.

(a) Parent and Merger Sub have delivered to the Company correct and complete copies of (i) the commitment letter and related term sheet provided by Morgan Stanley Senior Funding, Inc. for the debt financing and bridge loan contemplated by Parent and Merger Sub in connection with this Agreement (the “Debt Financing Letter”), and (ii) a commitment letter from ValueAct Capital (the “Equity Investor”) for the equity financings of the transaction contemplated by Parent in connection with this Agreement (the “Equity Financing Letter” and, collectively with the Debt Financing Letter, the “Financing Letters”). As of the date of this Agreement, the Financing Letters are valid and in full force and effect and have not been amended or modified, and the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Financing Letters will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and to pay all related fees and expenses. The financing sources’ obligations to fund the commitments under the Financing Letters are not subject to any conditions or contingencies other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Merger Sub. Neither Parent nor Merger Sub is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (B) precludes or is reasonably likely to preclude the satisfaction by Parent and Merger Sub of the conditions set forth in the Financing Letters to be satisfied by them. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof).

(b) The execution and delivery of its Equity Financing Letter have been duly authorized by all requisite limited partnership action on the part of the Equity Investor, such Equity Financing Letter has been executed by a Person authorized to bind such Equity Investor and such Equity Financing Letter constitutes the valid and binding obligation of such Equity Investor, enforceable in accordance with its terms.

Section 4.7. Formation. Parent and Merger Sub each were formed specifically for the transactions contemplated by this Agreement and have conducted no operations and incurred no material obligations other than in connection with their organization or conversion and the transactions contemplated by this Agreement. As of the date hereof, all of the limited liability company interests of Parent are owned by ValueAct Capital.

Section 4.8. Company Representations and Warranties. Each of Parent and Merger Sub agrees that except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any other information provided to Parent or Merger Sub by or on behalf of the Company.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1. Conduct of Business of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use all of its reasonable best efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, the Company shall not and shall not permit any Company Subsidiary to:

(a) amend or propose to amend or otherwise adopt or propose any change in its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than cash dividends or distributions declared, set aside, made or paid by any Company Subsidiary wholly-owned by the Company or another Company Subsidiary wholly-owned by the Company to the Company or such other Company Subsidiary), (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests other than in connection with the surrender of shares of employees pursuant to tax withholding rights contained in the Incentive Plan;

(c) issue, deliver, hypothecate, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any other security directly or indirectly exercisable or exchangeable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of the options granted under the Nonstatutory Stock Option Agreement in accordance with its present terms, (ii) pursuant to the exercise of the Company Warrant in accordance with its present terms, (iii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary, (iv) delivery of capital stock upon the vesting of any Company Restricted Shares, (v) matching grants under the Seitel, Inc. 401(k) Plan (“Company 401(k) Plan”) to the extent provided by the Company 401(k) Plan as of the date hereof or (vi) issuances of not more than an aggregate 1,320,716 Company Restricted Shares to be granted to the executive officers, management employees or non-employee directors of the Company listed in an annex to Section 3.3(c) of the Company Disclosure Letter;

(d) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof or acquire or agree to acquire any assets, except for acquisitions of seismic data or equipment and software in the ordinary course of business and consistent with past practice;

(e) sell, lease, license (other than in the ordinary course of business, consistent with past practices), subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments as listed in Section 5.1 of the Company Disclosure Letter or (ii) in the ordinary course, consistent with past practice, so long as the value of all assets so disposed is not in excess of $500,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or otherwise make any investments in, any other Person other than (A) by the Company or any Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary existing on the date of this Agreement or (B) advances to employees (provided that all such advances (1) are in the ordinary course of business consistent with past practice and (2) do not exceed $10,000 in the aggregate), (ii) (A) create, incur, guarantee or assume any Indebtedness, other than any Indebtedness created, incurred, guaranteed or assumed in an aggregate amount not exceeding $1,000,000 at any time outstanding (and excluding any such Indebtedness incurred in the ordinary course of business consistent with past practice for working capital and cash management purposes under the Credit Facilities), (B) issue or sell any debt securities or warrants or rights to acquire any debt securities, (C) guarantee any other obligations of any other Person or (D) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect, or (iii) make any Capital Expenditure that, together with Capital Expenditures made to date in fiscal year 2006, would cause the aggregate amount of all Capital Expenditures during 2006 to exceed the amount of Capital Expenditures allowable under the Indenture for fiscal year 2006;

(g) materially amend or otherwise materially modify benefits under any Company Benefit Plan, materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by an existing agreement, plan or applicable Law or as contemplated by this Agreement;

(h) grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary other than as required by any plan or arrangement in effect on the date hereof and payments and increases in the ordinary course of business consistent with past practice;

(i) enter into or amend or modify any change of control, severance, consulting, retention or employment agreement, plan, program or arrangement with any Senior Officer(s) or other employee(s) or consultant of the Company or any Company Subsidiary;

(j) hire or terminate the employment or contractual relationship of any officer or employee of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course of business consistent with past practice or that, individually and in the aggregate, would not result (i) in a material increase in the number of persons providing services to the Company and the Company Subsidiaries in all such capacities, (ii) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (iii) in the case of terminations, a material liability to the Company or any of the Company Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

(k) settle or compromise any pending or threatened claims, liabilities or obligations in any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each a “Proceeding”) (i) involving potential payments by or to the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate or otherwise material to the Company and the Company Subsidiaries taken as a whole, (ii) involving any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding, (iii) with a settlement or compromise including any admission of liability or consent to non-monetary relief, or (iv) that if adversely determined would constitute a Company Material Adverse Effect;

(l) other than in the ordinary course of business, and except as are not, individually or in the aggregate, material to the Business or the Company and the Company Subsidiaries, taken as a whole, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a material written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

(m) other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary or (iii) enter into any new agreement that would have been considered a Company Contract if it had been entered into at or prior to the date hereof;

(n) enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or competing with any other Person;

(o) change any method of accounting or accounting principles, procedures or practices by the Company or any Company Subsidiary, or change the fiscal year or revalue any material assets of the Company or any Company Subsidiary, except for any such change required by GAAP;

(p) terminate, cancel, amend or modify any material insurance policy maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(q) (i) pay, discharge or satisfy any Indebtedness (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness in excess of $1,000,000 in the aggregate, (iii) waive or assign any claims or rights of substantial value or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party (except for the Confidentiality Agreement);

(r) Except as permitted by Section 5.7, knowingly or intentionally take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VI not being satisfied (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) materially impair the ability of the Company or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s) enter into any license with respect to Company Owned Intellectual Property unless such license is non-exclusive (or if exclusive, only for an exclusive period of not more than 12 months pursuant to a contract (provided, however, that such contract may be modified or amended to extend such exclusive period not more than an additional number of months such that the aggregate length of any and all such exclusive periods would not exceed 18 months from the beginning of the first exclusive period) with a customer that is underwriting at least 65% of the cost of acquiring the data to be so licensed) and entered into in the ordinary course of business consistent with past practice;

(t) permit any material item of Company Owned Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public except as may be required by applicable Law;

(u) enter into any new line of business;

(v) abandon, cancel, permit to lapse or dedicate to the public domain any Intellectual Property owned by the Company or any Company Subsidiary except as may be required by applicable Law;

(w) enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a violation of such contract, agreement or arrangement;

(x) alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of the Company Subsidiaries or authorize, recommend, propose or announce an intention to do so; or

(y) agree or commit to do any of the foregoing.

Section 5.2. Notification of Certain Matters. Each Party shall give prompt written notice to each other Party of (a) the occurrence, or failure to occur, of any event which occurrence or failure to occur that has caused or could reasonably be expected to cause (x) any representation or warranty of such Party contained in this Agreement to be, or become as of any time between the date of this Agreement and the Effective Time, untrue or inaccurate in any material respect (or if such representation or warranty is already qualified by materiality, such representation or warranty being or becoming untrue or inaccurate in any respect), or (y) any material failure of such Party to comply with or satisfy any covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the performance by the Parties hereunder, (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (c) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby. The Company shall give prompt notice to Merger Sub of (i) the commencement or threat of, or any material development with respect to, any Company Litigation or any litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of an Order relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement, and (ii) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding or the issuance of any Order affecting the Company or any of the Company Subsidiaries or any of their respective properties or assets, which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8. The delivery of any notice pursuant to this Section 5.2 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

Section 5.3. Indemnification; Directors’ and Officers’ Insurance.

(a) Parent, Merger Sub and the Company agree that, to the fullest extent permitted by applicable Law, all rights to indemnification, advancement of expenses and exculpation, and all limitations with respect thereto, now existing in favor of each current (as of the Effective Time) and former officer or director of the Company or any Company Subsidiary in their capacity as such and not as stockholders or optionholders of the Company or any Company Subsidiary and each individual who served at the request of the Company or any of the Company Subsidiaries as an officer, director, employee, trustee or fiduciary of another corporation, partnership, joint venture, trust, or other enterprise (each an “Indemnified Person”) as provided in, as applicable, the Constituent Documents of the Company or any Company Subsidiary, any resolution of the stockholders or Board of Directors of the Company or any Company Subsidiary in effect as of the date hereof (complete and correct copies of which, specifically identified for Parent as resolution(s) of the stockholders or Board of Directors of the Company providing for such indemnification, have previously been made available to Parent), listed in Section 5.3 of the Company Disclosure Letter or any contract providing for indemnification, in effect as of the date hereof and listed in Section 5.3 of the Company Disclosure Letter (complete and correct copies of which have previously been provided to Parent), shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time; provided, however, that nothing in this Section 5.3 shall impair any rights or obligations of any Person, including pursuant to the respective Constituent Documents of Parent, the Company, the Surviving Corporation or their respective Subsidiaries, under the DGCL or otherwise. The Constituent Documents of the Surviving Corporation and each Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who are or were directors and officers of the Company or any Company Subsidiary (or are or were serving, at the request of the Company, as an officer, director, employee, trustee or fiduciary of another Person) than are set forth in the Constituent Documents of such Person as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(b) Without limiting the generality of Section 5.3(a), from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each Indemnified Person against all costs and expenses (including reasonable attorneys’ fees and expenses of legal counsel selected by the Indemnified Person with the consent of Parent, which consent will not be unreasonably withheld), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether asserted or claimed before or after the Effective Time), whether civil, criminal, administrative or investigative, based on the fact that such Indemnified Person is or was a director or officer of the Company or any of the Company Subsidiaries or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee or fiduciary of another corporation, partnership, joint venture, trust, other enterprise and arising out of or pertaining to any action or omission occurring at or before the Effective Time, including in respect of this Agreement, the Merger and the other transactions contemplated hereby.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain and maintain in effect, for a period of six years from the Effective Time, at no cost to the Indemnified Persons, directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby, covering Indemnified Persons who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous to the Indemnified Persons than is provided by such existing insurance policies.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) jointly and severally assume the obligations of the Surviving Corporation (or their respective successors or assigns) contained in this Section 5.3. The provisions of this Section 5.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons and may be enforced by them. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.3 shall be in addition to, and not in limitation of, other rights such Indemnified Person may have under the Company’s or any Company Subsidiary’s Constituent Documents or other indemnification agreements or the DGCL and nothing in this Section 5.3 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company’s or any Company Subsidiary’s Constituent Documents or other indemnification agreements or the DGCL with respect to matters occurring prior to the Effective Time. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.3 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.4. Access and Information. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, Merger Sub and their Representatives (including financing sources and their Representatives) such access during normal business hours throughout the period from the date hereof to the Effective Time to the Company’s and the Company Subsidiaries’ books, records (including tax returns and the work papers of the Company’s independent auditors), facilities, personnel, management reports and to such other information as Parent or Merger Sub shall reasonably request, subject to any existing confidentiality obligations (it being understood that the Parties shall each use all of their respective reasonable best efforts to cause such information to be provided in a manner that does not violate such obligations) of the Company and applicable Law or unless the disclosure of any information would violate any attorney-client privilege or attorney-client work product doctrine (it being understood that the Parties shall each use all of their respective reasonable best efforts to cause such information to be provided in a manner that does not result in such violation);

provided, that such access shall be conducted in a manner so as not to interfere unreasonably with the operations of the Company or the Company Subsidiaries. All information obtained by Parent and Merger Sub pursuant to this Section 5.4 shall continue to be governed by the Confidentiality Agreement.

Section 5.5. Publicity. Parent and the Company have agreed upon the text of a press release to be issued with respect to the execution of this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation and mutual agreement with the other Parties, except as may be required by Law, in which case the Party proposing to issue such press release or make such public announcement shall use all of its reasonable best efforts to consult in good faith with the other Parties before issuing any such press release or making any such public announcement.

Section 5.6. All Reasonable Best Efforts.

(a) Subject to the terms and conditions hereof, each of the Parties hereto agrees to use all of its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts; provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (ii) obtain all Governmental Approvals and other necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) effect any necessary registrations and filings and submissions of information requested by any Governmental Entity, and (v) fulfill all conditions to this Agreement.

(b) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the Parties shall direct their respective officers and directors to take all such necessary action.

(c) The Company agrees to provide, and will cause the Company Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of, and the negotiation of agreements with respect to, the financing contemplated by the Financing Letters (the “Financing”) or any Alternative Financing, including (i) by making available to Parent and Merger Sub and such financing sources and their Representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, Representatives, documents and information of the Company and the Company Subsidiaries as may reasonably be requested by Parent or Merger Sub or such financing sources, (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Merger Sub and such financing sources and (iii) by using all of its reasonable best efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing.

Section 5.7. No Solicitation.

(a) Except as expressly permitted by Sections 5.7(b) and (d), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and the Company Subsidiaries shall not, and shall direct or authorize their respective Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage (including by way of providing information) (A) any prospective purchaser in a manner that, (B) the invitation or submission of any inquiries, proposals or offers that, or (C) any other efforts or attempts or the making of any proposal that, in the case of any of (A), (B) or (C), constitutes or would reasonably be expected to lead to (or that is intended to lead to) a Takeover Proposal or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Takeover Proposal, (ii) accept a Takeover Proposal or enter into any agreement relating to any Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to the Company, or otherwise cooperate with or take any other action to facilitate any such inquiries, proposals, discussions or negotiations that (A) constitute, or would reasonably be expected to lead to (or that are intended to lead to), a Takeover Proposal or (B) require the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Subject to Section 5.7(b), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, the Company Subsidiaries or any of their Representatives with respect to any Takeover Proposal or any inquiries, proposals, discussions or negotiations that could reasonably be expected to lead to (or that are intended to lead to) a Takeover Proposal or require the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.7 by any Representative of the Company or any of the Company Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 5.7 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, if the Company has otherwise satisfied in all material respects its obligations under this Section 5.7, the Company may, in response to a written Takeover Proposal that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide:

(1) furnish information or data with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement. As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement. Such Acceptable Confidentiality Agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.7(c); and provided further, however, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(2) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law and (ii) such Takeover Proposal constitutes or may reasonably be expected to lead to a Superior Proposal. Nothing contained in this Agreement shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.7.

(c) The Company shall keep Parent generally informed on a current basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations in respect of any Takeover Proposal (including the identity of the Person making any such inquiry, solicitation or proposal and as to the material terms and price in respect of any Takeover Proposal), and as promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to (or that is intended to lead to), any Takeover Proposal, and in any case within one Business Day after the receipt thereof, the Company shall (i) provide oral and written notice to Parent of such Takeover Proposal or inquiry, the identity of the Person making any such Takeover Proposal or inquiry and the true and complete material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto), or (ii) provide copies to Parent of all such Takeover Proposals that are written and related correspondence and documents containing or relating to such Takeover Proposal sent or provided to the Company or any Company Representatives from any Person. The Company shall inform Parent as promptly as practicable of any changes in the material terms of such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may resolve to enter into, and enter into, a definitive agreement containing a Takeover Proposal from a Third Party (a “Superior Agreement”), but only if (i) the Company shall have complied in all material respects with its obligations under Section 5.7, (ii) such Takeover Proposal constitutes a Superior Proposal, (iii) the Company shall have provided oral and written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying in writing the true and complete final terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (iv) Parent does not, within five Business Days of Parent’s receipt of the Notice of Superior Proposal and the terms and conditions thereof (or longer as required by this Section 5.7(d)), make an offer that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than such Superior Proposal; provided that during such five Business Day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company shall deliver to Parent an additional written Notice of Superior Proposal, and the five Business Day period referenced above shall be extended for an additional two Business Days after Parent’s receipt of such additional Notice of Superior Proposal, (v) simultaneously with Parent failing to make the offer described in clause (iv) above in the time allotted or the Board of Directors making the determination required by clause (iv) above that any such offer of Parent is not more favorable to the Company’s stockholders (in their capacities as stockholders) than such Superior Proposal, as applicable, this Agreement is terminated pursuant to Section 7.1(d)(1), (vi) the Superior Agreement obligates (A) the Company and any successor thereto to comply with, and (B) the potential purchaser of the Company to cause the Company and any successor thereto to comply with, the Company’s obligations under this Agreement, including Section 7.3 hereof, and (vii) promptly following the execution and delivery of such Superior Agreement by all of the parties thereto, such Superior Agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent.

(e) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw (or modify in a manner adverse to Parent and Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent and Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Takeover Proposal, including any Superior Agreement (any action described in this clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”); provided, that the Company and the Company’s Board of Directors, upon the recommendation of the Special Committee, if such committee still exists, shall be permitted to make an Adverse Recommendation Change if the Company’s Board of Directors

has determined in good faith, by resolution duly adopted after consultation with its outside legal counsel and its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Except as provided in Section 5.7(d) and in this Section 5.7(e), the Company’s Board of Directors shall not make an Adverse Recommendation Change. Notwithstanding the foregoing, if an Adverse Recommendation Change occurs in accordance with this Section 5.7(e) and the Merger Agreement has not been terminated in accordance with Section 7.1, this Agreement and the transactions contemplated by this Agreement still must be brought before the stockholders of the Company at the Company Stockholders Meeting for their consideration and a vote to adopt this Agreement and the transactions contemplated by this Agreement as required by Section 5.13(b). Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure to the stockholders of the Company if the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law.

Section 5.8. Third Party Consents and Approvals; State Takeover Laws.

(a) Parent, Merger Sub and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Such Parties will use all of their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the Parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith. Notwithstanding anything to the contrary, Parent shall not be required to agree to sell or hold separate any assets, businesses or any interests in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company or any of their Affiliates of any assets or businesses, or any interests in any assets or businesses), or agree to any change in or restriction on the operation by Parent or the Company or any of their Affiliates of any of their assets or businesses.

(b) Each Party hereto shall cooperate and use all of its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all of its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. The Company will use all of its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and the Company Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

(c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

(d) Without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary or otherwise reasonably requested by Parent or Merger Sub to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

Section 5.9. Benefits to Company Employees.

(a) After the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, credit employees of the Company and the Company Subsidiaries (“Continuing Employees”) with service with the Company and the Company Subsidiaries and their respective predecessors for purposes of eligibility and vesting under any employee benefit plan or program which is analogous to any Company Benefit Plan established, maintained or provided by Merger Sub, Company or their respective Subsidiaries, as applicable, for the benefit of such employees to the same extent service was credited by the analogous Company Benefit Plan. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause all waiting periods under such employee benefit plan or program that would otherwise be applicable to newly hired employees to be waived with respect to the Continuing Employees. Following the Closing Date and for at least one year thereafter, but in no event later than such time as a Continuing Employee ceases to provide services to the Surviving Corporation or any of its Subsidiaries following the Effective Time, Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, cause Continuing Employees to be provided with compensation and employee benefits that are substantially comparable in the aggregate to the compensation and benefits (other than equity-based incentive plans, programs, agreements or arrangements and other than employment agreements) provided by the Company and the Company Subsidiaries immediately prior to the Closing Date.

(b) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees credit, for purposes of paid vacation or other paid leave benefit programs, for their accrued and unpaid vacation or paid leave balance as of the Closing Date.

(c) Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, credit toward the applicable deductibles, co-payment limits and any other applicable out-of-pocket maximums under its group health plans the same amounts credited under the Company’s group health plans for each Continuing Employee. Parent shall use all of its reasonable best efforts to, and shall cause the Surviving Corporation and its Subsidiaries to use all of their reasonable best efforts to, cause the Surviving Corporation’s welfare plans to waive the application of pre-existing condition and proof of insurability provisions for all conditions that Continuing Employees and covered dependents have as of the Closing Date

(d) The Company shall take all actions necessary to amend each of the Company 401(k) Plan and the Canadian Group Plan and their respective related documents such that, effective at least five Business Days prior to the Effective Time (and at the Effective Time), to the extent such actions have not already been taken prior to the date hereof, Common Stock is eliminated as an investment option and matching contributions are no longer permitted to be made in Common Stock. The Common Stock held by the trust under the Company 401(k) Plan or the Canadian Group Plan, as applicable, shall receive the Merger Consideration except to the extent such Common Stock consists of Excluded Shares. The Company shall use its best efforts to cause the trustee of the trust under the Company 401(k) Plan or any similar fiduciary of the Canadian Group Plan to vote in favor of the Merger contemplated by this Agreement.

Section 5.10. Merger Sub Funding Conditions. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, use all of their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Letters, including all of their respective reasonable best efforts to (i) maintain in effect the Financing commitments, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Letters or on other terms not materially less beneficial to Parent and Merger Sub, including with respect to conditionality, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein, and (iv) consummate the Financing at or prior to Closing. If any portion of the financing described in the Debt Financing Letter becomes unavailable on the terms and conditions described in the Debt Financing Letter, then Parent and Merger Sub shall use all of their respective reasonable best efforts to obtain any such portion from alternative sources (the “Alternative Financing”); provided, that Parent and Merger Sub shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent and Merger Sub than the terms of the Debt Financing Letter from financial sources at least as reputable as the financing sources providing the commitments pursuant to the Debt Financing Letter. Parent shall give the Company prompt written notice of any material breach by any party of the Debt Financing Letter of which it has knowledge or any termination of the Debt Financing Letter. Parent and Merger Sub shall (i) keep the Company informed of the status of its efforts to arrange the Financing on a reasonably current basis and of all material developments with respect to all of their respective reasonable best efforts to arrange the financing for the transactions contemplated hereby, (ii) provide to the Company copies of all documents related to the Financing (other than any ancillary documents subject to confidentiality agreements) and (iii) shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Letter without (A) the prior written consent of the Company (acting through the Board of Directors of the Company, acting through the Special Committee if such committee still exists) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained and (B) in the case of an amendment not covered by clause (A), notice to the Company.

Section 5.11. Information Supplied by the Company. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time it is first mailed to the holders of the Common Stock or on the date (the “Meeting Date”) of the related Company Stockholders Meeting, or in the case of the Schedule 13E-3, on the date that it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 to be filed with the SEC. If at any time prior to the Meeting Date, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be timely so described by the Company therein. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the Exchange Act, and each document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.12. Information Supplied by Parent and Merger Sub. None of the information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time it is first mailed to the holders of the Common Stock and on the Meeting Date, or, in the case of the Schedule 13E-3, on the date it was filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Meeting Date, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement or the Schedule 13E-3 shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, Parent shall promptly notify the Company of such event.

Section 5.13. Stockholders’ Meeting; Proxy Material.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act the Proxy Statement and Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders and file the Proxy Statement and Schedule 13E-3 with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use all of its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Each Party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which has become false or misleading in any material respect.

(b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Constituent Documents of the Company, (i) duly take all lawful action to call, give notice of, convene and hold a special meeting of its stockholders on a date as soon as reasonably practicable (and in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) after the Proxy Statement is cleared by the SEC (the “Company Stockholders Meeting”) to consider and vote upon adoption of this Agreement and the transactions contemplated by this Agreement in the manner provided for in this Agreement and (ii) use all lawful efforts to solicit proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement. Except as provided in Sections 5.7(d) and (e), the Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement and the transactions contemplated by this Agreement (the “Company Recommendation”), together with a copy of the opinion referred to in Section 3.20, and the Company Recommendation shall not be withdrawn, modified or amended, subject to any withdrawal, modification or amendment permitted by Sections 5.7(d) and (e). Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal or any Adverse Recommendation Change pursuant to Section 5.7(e). Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(d)(1), the Company’s obligations pursuant to this Section 5.13(b) shall terminate.

(c) The Company will use all of its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses) prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

Section 5.14. Litigation.

(a) In the event of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such litigation, and no settlement related to such litigation shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) In the event of any litigation against Parent, Merger Sub or their Affiliates relating to this Agreement and the transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and their Affiliates shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such litigation, and no settlement related to such litigation shall be agreed to without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.15. Brokers.

(a) The Company represents, as to itself, the Company Subsidiaries and its Affiliates, that no broker, finder, investment banker, agent, financial advisor or other firm or Person (other than William Blair & Company) will be entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company (and except for William Blair & Company, fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm). The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and William Blair & Company pursuant to which such firm would be entitled to any payment by the Company relating to the transactions contemplated hereby.

(b) Parent and Merger Sub represent that no broker, finder, investment banker, agent, financial advisor or other firm or Person (other than UBS Loan Finance LLC and UBS Securities LLC and/or Morgan Stanley Senior Funding, Inc. and/or such other financial institutions as might become entitled to fees pursuant to the application of Section 5.6(c) and/or Section 5.10) will be entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Merger Sub and the Company to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver (by mutual written consent of the Company, Parent and Merger Sub) on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all actions required by, or filings required to be made with, any Governmental Entity under any other Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made.

(c) No Order. There shall not be in effect any Law, Order, decree, ruling, judgment, injunction or any other action (whether temporary, permanent or preliminary) enacted, issued, promulgated, enforced or entered by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other material transactions contemplated by this Agreement; provided, that prior to invoking this condition, each party hereto shall use all of its reasonable best efforts to have any such legal prohibition or restraint removed.

(d) Indenture. Either (i) the Indenture shall have been terminated or defeased in accordance with Sections 8.02 and 8.03 thereof or (ii) the Indenture shall have been amended to at least the extent as may be necessary to allow the consummation of the transactions contemplated by this Agreement and the Debt Financing Letter without violating the terms of the Indenture.

Section 6.2. Conditions to Obligation of Parent and Merger Sub. The obligation of Merger Sub to effect the Merger is subject to the satisfaction or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute a Company Material Adverse Effect, provided, that the representations and warranties of the Company in Sections 3.2, 3.3, 3.4(a)(i), 3.21 and 3.22 shall be true in all material respects (without regard to whether the failure of such representations and warranties to be true and correct as so made does not constitute a Company Material Adverse Effect). Buyer shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Company Material Adverse Effect. From the period beginning on the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Debt Financing. Parent and/or Merger Sub shall have received, as applicable, the funds resulting from the financing contemplated by the Debt Financing Letter or by way of the Alternative Financing contemplated by Section 5.10; provided, however, that this condition shall be deemed satisfied if any failure to obtain the financing contemplated by the Debt Financing Letter or the Alternative Financing contemplated by Section 5.10, as applicable, has resulted solely from the failure of ValueAct Capital to perform its obligations under the Equity Financing Letter.

(e) No Litigation. There shall not be pending any suit, action or proceeding by (i) any Person (other than a Governmental Entity or stockholders or note holders of the Company) that, Merger Sub reasonably determines in good faith, has a reasonable likelihood of success or (ii) any Governmental Entity, in either case, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company, Parent or Merger Sub any unspecified damages or damages (or other equitable remedies) against the Company that, if determined to be payable by the Company, would constitute a Company Material Adverse Effect.

(f) Directors. The Company shall have received, and delivered copies to Merger Sub of, the director resignations contemplated by Section 1.5, which shall be valid and effective immediately prior to the Effective Time.

(g) Company 401(k) Plan and Canadian Group Plan. Evidence that all necessary amendments pursuant to the first sentence of Section 5.9(d) have been made and are in effect shall have been delivered to Parent.

(h) Section 897(c) Certificate. The Company shall have delivered to Parent on the Closing Date a complete, accurate and valid statement conforming with Treasury Regulation Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code. .

(i) Dissenting Shares. The aggregate number of shares of Common Stock as to which an appraisal is properly demanded (and not withdrawn or otherwise lost) in accordance with Section 262 of the DGCL shall be less than 12.5% of the Common Stock outstanding immediately prior to the Closing Date.

Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Merger Sub Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Merger Sub Material Adverse Effect, provided that the representations and warranties of Merger Sub in Section 4.2 shall be true in all material respects without regard to whether the failure of such representations and warranties to be true and correct as so made does not constitute a Merger Sub Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of an officer of each of Parent and Merger Sub to such effect.

(c) Support Agreement. Parent, the Company and ValueAct Capital shall have entered into the Support Agreement in substantially the form set forth in Exhibit C.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(1) the Merger has not been consummated by April 30, 2007 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(1) shall not be available to the Party seeking to terminate if (i) any action of such Party or (ii) any failure of such Party to perform or fulfill any of its obligations under this Agreement, has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(2) any Governmental Entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any Law or Order (which the party seeking to terminate this Agreement has used all of its reasonable best efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such Law or Order has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits consummation of such transactions; or

(3) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.1(b)(3) shall not be available to the Company if it has breached its obligations under Section 5.7 or Section 5.13 in a manner that could reasonably be expected to adversely affect the result of the Company Stockholders Meeting;

(c) by Parent, if:

(1) (A) the Company has breached its obligations under Section 5.7, (B) an Adverse Recommendation Change has occurred pursuant to Section 5.7(e), (C) the Board of Directors of the Company has failed to recommend to the Company’s stockholders that they adopt this Agreement and the transactions contemplated hereby at the Company Stockholders Meeting, (D) a tender or exchange offer that would constitute a Takeover Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof, (E) the Company has failed to call the Company Stockholders Meeting in accordance with Section 5.13 or has failed to deliver the Proxy Statement in accordance with Section 5.13 in material breach of Section 5.13 such that the Company Stockholders Meeting cannot be held at least three Business Days prior to the Termination Date or (F) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions; or

(2) (A) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (B) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement), and in either case which breach or failure to perform is incapable of being cured by the Company prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date);

(d) by the Company, if:

(1) provided that all requirements of Section 5.7 of this Agreement (including but not limited to Section 5.7(d)) have been complied with in all material respects by the Company, the Company accepts a Superior Proposal; or

(2) (A) (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub has breached or failed to comply with any of their obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement), and in either case which breach or failure to perform is incapable of being cured by Parent or Merger Sub prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or Merger Sub, as applicable, has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date) or (B) (i) the representations and warranties of Parent or ValueAct Capital contained in the Support Agreement shall fail to be true and correct in all material respects or (ii) Parent or ValueAct Capital has breached or failed to comply in all material respects with any of their obligations under the Support Agreement, and in either case which breach or failure to perform (x) does not coincide with a prior breach by the Company of this Agreement or a failure to perform under this Agreement by the Company and (y) is incapable of being cured by Parent or ValueAct Capital prior to the Termination Date, or, if curable, shall continue unremedied for a period of ten days after Parent or ValueAct Capital, as applicable, has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such ten day period extend beyond the second day preceding the Termination Date).

Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, the terminating Party shall provide prior written notice thereof to the other Party, specifying the provisions hereof pursuant to which such termination is made, and except as set forth below, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, officers or directors, except that, notwithstanding the termination hereof, (i) the provisions of Section 5.5, Section 5.15, Section 7.2, Section 7.3, Article VIII and the last sentence of Section 5.4 shall each remain in full force and effect and (ii) none of the Company, Parent nor Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful or intentional breach of this Agreement.

Section 7.3. Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(1) or Section 7.1(d)(1), then (1) the Company shall pay to Parent concurrently with such Termination an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within 5 Business Days after termination of this Agreement if Parent terminates this Agreement, (2) if this Agreement is terminated pursuant to Section 7.1(d)(1), then the Company shall pay to Parent a fee equal to $17,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement and (3) if this Agreement is terminated pursuant to Section 7.1(c)(1), and within twelve (12) months after the date of such termination, the Company consummates a transaction with respect to a Takeover Proposal, then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, concurrently with the consummation of the transaction with respect to the Takeover Proposal.

(b) If this Agreement is terminated by Parent or the Company under Section 7.1(b)(3), then the Company shall pay to Parent an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the day of termination of this Agreement if the Company terminates this Agreement, or within 5 Business Days after termination of this Agreement if Parent terminates this Agreement.

(c) If (A) this Agreement is terminated by Parent or the Company under Section 7.1(b)(1), (B) a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date and not irrevocably withdrawn prior to the Termination Date, (C) within twelve (12) months after such termination pursuant to Section 7.1(b)(1), a definitive agreement is entered into with respect to a transaction that would have constituted a Takeover Proposal under this Agreement (a “Subsequent Transaction”) or such a transaction is consummated, and (D) the Subsequent Transaction referred to in clause (C) above is consummated, then the Company shall pay to Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (C) above.

(d) If (A) this Agreement is terminated by Parent or the Company under Section 7.1(b)(3), (B) a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Company Stockholders Meeting and not irrevocably withdrawn prior to such meeting, (C) within twelve (12) months after such termination pursuant to Section 7.1(b)(3), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, and (D) the Subsequent Transaction referred to in clause (C) above is consummated, then the Company shall pay to Parent the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (C) above.

(e) If (A) this Agreement is terminated by Parent under Section 7.1(c)(2), (B) the breach or failure to perform that causes the condition in Section 6.2(a) or 6.2(b) not to be satisfied is a knowing breach or failure to perform, as the case may be, (C) at the time of such breach or failure to perform a proposed Takeover Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced and not irrevocably withdrawn prior to such date, (D) within twelve (12) months after such termination pursuant to Section 7.1(c)(2), a definitive agreement is entered into with respect to a Subsequent Transaction or such a Subsequent Transaction is consummated, and (E) the Subsequent Transaction referred to in clause (D) above is consummated, then the Company shall pay to Parent the Termination Fee and an amount equal to the Transaction Expenses in cash, by wire transfer of immediately available funds to an account designated by Parent, on the date of the consummation of the Subsequent Transaction referred to in clause (D) above.

(f) Upon the Company entering into any definitive agreement that, upon the consummation of the transactions contemplated thereby, may lead to the payment of a Termination Fee pursuant to this Section 7.3, the Company shall notify Parent of such definitive agreement and the execution thereof promptly after such execution.

(g) The Parties each agree that the agreements contained in this Section 7.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement; accordingly, if a Party fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the non-paying Party for such amounts, the non-paying Party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.

(h) The Parties acknowledge that if this Agreement is terminated pursuant to Section 7.1, and Parent is entitled to receive, and does receive, its Transaction Expenses and the Termination Fee described in this Section 7.3, then neither Parent nor Merger Sub shall be entitled to pursue any other legal remedy against the Company and the receipt of the payments made hereunder shall be the sole and exclusive remedy for Parent and Merger Sub for such termination.

Section 7.4. Amendment. This Agreement may not be amended, modified or supplemented and no waiver, consent or approval by or on behalf of the Company may be granted except pursuant to an instrument in writing signed by or on behalf of the Company following approval of such action by the Company’s Board of Directors (after receiving the recommendation of the Special Committee, if such committee still exists) and signed by Merger Sub and Parent; provided, however, that following the Company Stockholder Approval at the Company Stockholders Meeting, if applicable, no term or condition contained in the Agreement shall be amended or modified in any manner that by Law requires further approval of the stockholders of the Company without so obtaining such stockholder approval.

Section 7.5. Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:

(a) The Company may, to the extent legally allowed, by action taken or authorized by its Board of Directors (acting through the Special Committee if such committee still exists) (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto, or (iii) waive compliance by Parent or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(b) Parent and Merger Sub may, to the extent legally allowed, by action taken or authorized by their respective Boards of Directors (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (iii) waive compliance by the Company with any of the agreements or with any conditions to Parent’s or Merger Sub’s obligations.

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1 hereof, as the case may be, except that the agreements set forth in Section 5.5, Section 5.15, Section 7.2, Section 7.3 and Article VIII hereof shall survive termination and this Section 8.1 shall not limit or terminate any other covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time. Termination of this Agreement shall in no way affect the Confidentiality Agreement.

Section 8.2. Fees and Expenses. Except as provided in Section 7.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement, as well as all SEC filing fees related to the transactions contemplated hereby.

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopier (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid) or on the second Business Day after being sent by nationally recognized overnight courier service or on the fifth Business Day after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

(a) If to Parent or Merger Sub:

c/o ValueAct Capital Master Fund, L.P.

435 Pacific Ave., 4th Floor.

San Francisco, CA 94133

Telecopier: (415) 362-5727

Attention: Allison Bennington, General Counsel

with a mandatory copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Telecopier: (215) 655-2412

Attention: Christopher G. Karras

(b) If to the Company:

Seitel, Inc.

Bulding C, Suite 100

Houston, Texas 77043

Telecopier: (713) 881-2817

Attention: Robert D. Monson

with a mandatory copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Telecopier: (713) 221-2112

Attention: John R. Brantley

Section 8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.3 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

Section 8.5. Entire Agreement; Assignment. This Agreement (together with the annexes hereto and the Company Disclosure Letter), and the Confidentiality Agreement contain the entire agreement among Parent, Merger Sub and the Company with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 8.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.7. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.3 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9. Remedies.

(a) The Parties hereto acknowledge and agree that irreparable harm would occur in the event of any breach or threatened breach of this Agreement or if any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof (in addition to any other remedies to which they are entitled at law or in equity) without the necessity of proving the inadequacy of money damages as a remedy; provided, however, that no Party shall be entitled to specifically enforce the consummation of the Merger.

(b) Parent and Merger Sub, collectively, shall have no liability to the Company in respect of the amount of any claims for monetary damages that the Company may bring against Parent and/or Merger Sub pursuant to or in connection with this Agreement that is in an aggregate amount, including all other such claims that have been brought by the Company against Parent and/or Merger Sub, in excess of $35,000,000 (the “Buyer Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Buyer Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Buyer Liability Cap to be exceeded.

(c) The Company shall have no liability to Parent and/or Merger Sub in respect of the amount of any claims for monetary damages that Parent and/or Merger Sub may bring against the Company pursuant to or in connection with this Agreement that is in an aggregate amount, including all other such claims that have been brought by Parent and/or Merger Sub against the Company, in excess of $35,000,000 (the “Company Liability Cap”). The Company Liability Cap shall be inclusive of the Transaction Expenses, the Termination Fee and any other monetary damages that Parent may seek be paid by the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Transaction Expenses, the Termination Fee or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Transaction Expenses, Termination Fee or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

Section 8.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12. Definitions. As used in this Agreement:

“2006 Interim Financial Statements” shall have the meaning specified in Section 3.5.

“2005 Annual Financial Statements” shall have the meaning specified in Section 3.5.

“Acceptable Confidentiality Agreement” shall have the meaning specified in Section 5.7(b)(1).

“Adverse Recommendation Change” shall have the meaning specified in Section 5.7(e).

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Alternative Financing” shall have the meaning specified in Section 5.10.

“beneficial ownership” or “beneficially own” shall have the meaning specified under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries, taken as a whole, as currently conducted.

“Business Combination Transaction” shall have the meaning specified in the definition of Takeover Proposal in this Section 8.12.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Buyer Liability Cap” shall have the meaning specified in Section 8.9(b).

“Canadian Credit Facility” means the Revolving Credit Agreement, dated as of January 12, 2004, by and between Olympic Seismic, Ltd., a wholly-owned subsidiary of the Company, and Royal Bank of Canada.

“Canadian Group Plan” means the RBC Investments – Group Savings Plan Services and Agency Agreement, dated March 1, 2006, by and between Olympic Seismic and Royal Bank of Canada.

“Capital Expenditure” shall have the meaning ascribed to that term in the Indenture.

“Capitalization Date” shall have the meaning specified in Section 3.3(a).

“Certificate” shall have the meaning specified in Section 1.7(a).

“Certificate of Merger” shall have the meaning specified in Section 1.2.

“Closing” shall have the meaning specified in Section 1.2.

“Closing Date” shall have the meaning specified in Section 1.2.

“Code” shall have the meaning specified in Section 2.1(f).

“Common Stock” shall have the meaning specified in the Recitals to this Agreement.

“Company” shall have the meaning specified in the Preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning specified in Section 5.1(c).

“Company Benefit Plan” shall have the meaning specified in Section 3.12(a).

“Company Contracts” shall have the meaning specified in Section 3.15(a).

“Company Databases” shall have the meaning specified in Section 3.14(f).

“Company Liability Cap” shall have the meaning specified in Section 8.9(c).

“Company Litigation” shall have the meaning specified in Section 3.8.

“Company Permit” shall have the meaning specified in Section 3.9(e).

“Company Disclosure Letter” shall have the meaning specified in the Preamble to Article III.

“Company Financial Statements” shall have the meaning specified in Section 3.5.

“Company Intellectual Property” means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

“Company Leased Real Property” shall have the meaning specified in Section 3.11(a).

“Company Material Adverse Effect” means any event, condition, change or development having, or that reasonably would be expected to have with or without the passage of time, an effect that, individually or in the aggregate with other events, conditions, changes or developments, that (i) is, or reasonably would be expected to be, materially adverse to the business, operations, assets, financial condition, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) does, or reasonably would be expected to, materially impair the Company’s ability to perform its obligations under this Agreement; provided, however, that for purposes of analyzing whether any event, change, condition, circumstance or state of facts constitutes a “ Company Material Adverse Effect” under this definition, the parties agree that neither Parent nor Merger Sub will be deemed to have knowledge of any event, condition, change, circumstance or state of facts that is not readily apparent from the Company Disclosure Letter hereto delivered by the Company, and provided, further, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect arising from any action required to be taken by the Company under this Agreement; (B) any adverse effect generally affecting the United States economy or financial markets or the world economy or international financial markets that does not disproportionately affect the Company and the Company Subsidiaries taken as a whole or any industry in which the Company or any of the Company Subsidiaries operate; and provided, further however, that any event, change or development attributable to, or the effects of, or changes in, oil, gas or other commodity prices shall not constitute a Company Material Adverse Effect.

“Company Recommendation” shall have the meaning specified in Section 5.13(b).

“Company Restricted Share” shall mean each share of Common Stock granted and awarded pursuant to the Incentive Plan or the Directors’ Inducement Awards and that is unvested immediately prior to the date hereof.

“Company Stockholder Approval” shall have the meaning specified in Section 3.2(c).

“Company Stockholders Meeting” shall have the meaning specified in Section 5.13(b).

“Company Subsidiary” shall have the meaning specified in Section 3.1.

“Company Warrant” shall have the meaning specified in Section 1.8(c).

“Competition Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other applicable federal, state, foreign and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 31, 2006, between the Company and ValueAct Capital.

“Constituent Documents” means with respect to any entity, the certificate or articles of incorporation or formation, the bylaws or operating agreement of such entity and any similar or equivalent charter or other organizational documents of such entity.

“Continuing Employees” shall have the meaning specified in Section 5.9(a).

“Credit Facilities” means the U.S. Credit Facility and the Canadian Credit Facility.

“Current SEC Reports” shall have the meaning specified in the preamble to Article III.

“Debt Financing Letter” shall have the meaning specified in Section 4.6(a).

“Dissenting Shares” shall have the meaning specified in Section 2.4.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors’ Inducement Awards” means the awards of an aggregate of 38,460 shares of restricted stock made by the Company during 2004 as inducements to attract five new members to serve on the Company’s Board of Directors.

“Effective Time” shall have the meaning specified in Section 1.2.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, regulation, judicial or administrative order, judicial decision, ordinance, governmental decree, injunction, or any other requirement of law (including common law) regulating the environment, natural resources, or workplace safety, including, without limitation, laws regulating wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent issued or granted by any Governmental Entity pursuant to applicable Environmental Laws.

“Equity Financing Letter” shall have the meaning specified in Section 4.6(a).

“Equity Investor” shall have the meaning specified in Section 4.6(a).

“Equity Plans” shall have the meaning specified in Section 3.12(o).

“ERISA” means the The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control (within the meaning of Section 414(b), (c), (m) or (o) of the Code) with the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means the Treasury Shares, Dissenting Shares and the ValueAct Held Shares.

“Expenses” shall have the meaning specified in Section 8.2.

“Financing” shall have the meaning specified in Section 5.6(c).

“Financing Letters” shall have the meaning specified in Section 4.6(a).

“Funding Agreement” means the Standby Funding Commitment Letter of Mellon HBV Alternative Strategies LLC dated January 5, 2004.

“GAAP” shall have the meaning specified in Section 3.5.

“Governmental Approvals” shall have the meaning specified in Section 3.4(b).

“Governmental Entity” shall have the meaning specified in Section 3.4(b).

“Hazardous Substances” means any pollutant or contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or other material or waste regulated by a Governmental Entity or an Environmental Law as such, including, but not limited to, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products, or petroleum-derived substances or wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Plan” shall have the meaning specified in Section 1.8(a).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices) or earn-out or similar obligation in respect of the purchase of property or assets, (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds), (x) any financing of such Person or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (xi) any obligation or liability of such Person or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations, (xii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (xiii) any other contracts or agreements relating to indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of such Person or any of its Subsidiaries.

“Indemnified Person” shall have the meaning specified in Section 5.3(a).

“Indenture” shall mean the Indenture dated as of July 2, 2004 by and among the Company, the Guarantors named therein and LaSalle Bank National Association, as Trustee.

“Insurance Policies” shall have the meaning specified in Section 3.17.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, original content of Internet Web sites, patents and patent applications, Trade Secrets, and all other intellectual property rights wherever existing throughout the world.

“IRS” means the U.S. Internal Revenue Service.

“known” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, order, ordinance, guideline, code, judgment, decree or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions or any other Governmental Entity.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other claim, charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Meeting Date” shall have the meaning specified in Section 5.11.

“Merger” shall have the meaning specified in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning specified in the Recitals to this Agreement.

“Merger Fund” shall have the meaning specified in Section 2.1(a).

“Merger Sub” shall have the meaning specified in the Preamble to this Agreement.

“Merger Sub Material Adverse Effect” means any event, change or development having, or which does or could reasonably be expected to have, a material adverse effect on the ability of Merger Sub or Parent to perform their respective obligations under this Agreement.

“Non-Monetary Exchange” means the grant by the Company or any Subsidiary to a customer of a non-exclusive license to selected data from the Company Databases in exchange for ownership of separate seismic data supplied by such customer.

“Nonstatutory Stock Option Agreement” means the Company Nonstatutory Stock Option Agreement by and between the Company and Fred S. Zeidman dated July 2, 2004 evidencing the right to purchase 100,000 shares of Common Stock at an exercise price of $1.30 per share.

“Notice of Superior Proposal” shall have the meaning specified in Section 5.7(d).

“Order” means any charge, order, writ, temporary or permanent injunction, judgment, decree, ruling, determination, directive, award or settlement, consent decree, stipulation, subpoena, notice or temporary restraining order, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Parent” shall have the meaning specified in the Preamble to this Agreement.

“Parties” shall have the meaning specified in the Preamble to this Agreement.

“Paying Agent” shall have the meaning specified in Section 2.1(a).

“Paying Agent Agreement” shall have the meaning specified in Section 2.1(a).

“Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of the Company’s business, conducted through the Company and the Company Subsidiaries, generally consistent with the past practice of the Company and the Company Subsidiaries for sums not yet due and payable, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (iv) with respect to real property, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially impair the use in the business of the property subject thereto consistent with past practice or (v) Liens pursuant to the Credit Facilities.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, company, business, trust or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning specified in Section 5.1(k).

“Proxy Statement” shall have the meaning specified in Section 3.4(b).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, or placing, including without limitation the movement of any materials through, into or upon, any subsurface strata, surface water, groundwater or air.

“Reorganization Plan” means the Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed January 17, 2004 (Case No. 03-12227 (PJW)), as approved by Findings of Fact, Conclusions of Law and Order Confirming Debtors’ Third Amended Joint Plan Reorganization under Chapter 11 of the Bankruptcy Code, as Modified (Case No. 03-12227 (PJW)).

“Representatives” of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

“Sarbanes-Oxley Act” shall have the meaning specified in Section 3.9(a).

“Schedule 13E-3” shall have the meaning specified in Section 3.4(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning specified in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Officer” means Robert D. Monson, Kevin P. Callaghan, William J. Restrepo, Robert J. Simon, Garis C. Smith, Marcia H. Kendrick, Randy Sides and Richard Kelvin.

“Software” means any and all computer software, including application software and system software, including all source code and object code versions thereof, in any and all forms and media, and all related documentation used in the Business.

“Special Committee” shall have the meaning specified in the Recitals to this Agreement.

“Subsequent Transaction” shall have the meaning specified in Section 7.3(c).

“Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, (ii) at least 50% of the securities or other equity interests (or their economic equivalent) of which such Person, directly or indirectly, owns or controls, or (iii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Superior Agreement” shall have the meaning specified in Section 5.7(d).

“Superior Proposal” means any bona fide written Takeover Proposal made by a Third Party (but changing the references to “20% or more” in the definition of “Takeover Proposal” to “50% or more”), which the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, by resolution duly adopted after consultation with its outside counsel and its independent financial advisor, (A) is or would result in a transaction that if consummated would be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger and the other transactions contemplated hereby, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), (B) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal and (C) is such that a failure by the Board of Directors (acting through the Special Committee if such committee still exists) to accept and recommend such Takeover Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law.

“Surviving Corporation” shall have the meaning specified in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any Person other than ValueAct Capital, Parent or any Affiliate thereof (a “Third Party”) pursuant to which such Third Party would acquire beneficial ownership of 20% or more of the outstanding capital stock of the Company, (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 20% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 20% or more of its outstanding capital stock as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of (A) the outstanding capital stock of any Company Subsidiary(ies) whose collective business constitutes 20% or more of the net revenues, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (B) assets representing 20% or more of the net revenues, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions .

“Tax” (and with the correlative meaning “Taxes”) shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Return” means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Date” shall have the meaning specified in Section 7.1(b)(1).

“Termination Fee” shall have the meaning specified in Section 7.3(a).

“Third Party” shall have the meaning specified in the definition of Takeover Proposal in this Section 8.12.

“Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software not readily accessible to customers of the Business, ideas, methods, research and development, data, confidential information and other proprietary or non-public information and data used in the Business.

“Transaction Expenses” means an amount, not to exceed a maximum of $1,000,000, equal to the reasonable and documented out-of-pocket expenses incurred by Parent, Merger Sub and their Affiliates (which shall include, but shall not be limited to, fees, expenses and other amounts payable to financial advisors, banks, investment banking firms and other financing sources and their Representatives, and all fees of outside legal counsel, accountants, financial printers, experts and consultants to Parent and its Affiliates) in connection with this Agreement and the transactions contemplated hereby and thereby (including but not limited to the Financing).

“Transmittal Documents” shall have the meaning specified in Section 2.1(b).

“Treasury Shares” shall have the meaning specified in Section 1.7(b).

“U.S. Credit Facility” means the Loan and Security Agreement, as amended, dated as of April 16, 2004, among the Company and certain subsidiaries of the Company, collectively, as borrowers, and Wells Fargo Foothill, Inc., as lender.

“ValueAct Capital” shall have the meaning specified in the Recitals of this Agreement.

“ValueAct Held Shares” shall have the meaning specified in Section 1.7(b).

Section 8.13. Interpretations. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article, as applicable, of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of” any Person or any similar phrase means the actual knowledge of the officers and directors of such Person (including but not limited to the Senior Officers in the case of the Company) and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEITEL HOLDINGS, LLC

BY:	VA Partners, L.L.C., its Manager

By:	/s/ George F. Hamel Jr.
Name:	George F. Hamel Jr.
Title:	Managing Member

SEITEL ACQUISITION CORP.

By:	/s/ George F. Hamel Jr.
Name:	George F. Hamel Jr.
Title:	Vice President

SEITEL, INC.

By:	/s/ Robert D. Monson
Name:	Robert D. Monson
Title:	President and Chief Executive Officer

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

SEITEL, INC.

1. Name. The name of the Corporation is Seitel, Inc.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, DE 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $0.001 per share.

5. Original Incorporation. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 7, 1982, and thereafter was amended on April 25, 1984, August 4, 1987, January 18, 1989, July 13, 1989, August 3, 1993, November 21, 1997 and November 20, 2002, amended and restated on June 30, 2004 and amended on December 15, 2004. The name under which the Corporation was originally incorporated is Seismic Enterprises Incorporated.

6. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10. Miscellaneous: The Corporation elects not to be governed by Section 203 of the DGCL.

EXHIBIT B

Form of Bylaws of the Surviving Corporation

BYLAWS

OF

SEITEL, INC.

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 Number and Term. The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such-place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee. the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders. (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise. against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.

EXHIBIT C

Support Agreement

(see attached)